SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

The MONY Group Inc. sent the following letter to stockholders on or about April 14, 2004.

The MONY Group Inc. 1740 Broadway New York, NY 10019 www.mony.com

IMPORTANT NOTICE

TO MONY STOCKHOLDERS

✓	MONY’s merger agreement with AXA Financial has been amended to provide greater value to you.

✓	If the merger is completed, you will receive cash payments totaling approximately $31.33 to $31.35 per share for each of your MONY shares ($31.00 per share in cash from AXA Financial, plus approximately $0.33 to $0.35 in dividends from MONY).

✓	The Board of Directors of MONY has unanimously reaffirmed its conclusion that the proposed merger with AXA Financial is the best way to maximize the value of your investment in MONY and recommends that you vote “FOR” the cash merger today.

✓	Credit Suisse First Boston LLC, MONY’s independent financial advisor, has also reaffirmed its opinion that the proposed merger consideration is fair, from a financial point of view, to MONY stockholders.

✓	Professional stock analysts who follow MONY and the life insurance industry have also concluded that AXA Financial’s offer provides fair value to MONY’s stockholders.

✓	The possibility that the merger may not receive the required stockholder approval has already led to a downgrade of MONY’s credit and financial strength ratings. If the merger is not approved, MONY has been warned that further ratings downgrades are likely, in which case investment professionals have predicted that MONY’s share price may decline.

COURT ISSUES INJUNCTION AGAINST HIGHFIELDS

A federal appeals court has found that the method by which the most vocal dissident stockholder, Highfields Capital Management, a hedge fund, has tried to persuade stockholders to revoke their votes in favor of the merger violates the federal securities laws, and an injunction has been issued to prevent Highfields from engaging in any such illegal proxy solicitation efforts. Moreover, it has been revealed that Highfields has not been honest with you in claiming that its interests are aligned with yours. On the contrary, Highfields has engaged in a transaction in AXA bonds that will result in a profit to Highfields if the merger is not approved.

Over the past several months, you have received information describing the benefits of MONY’s proposed merger with AXA Financial and explaining why MONY’s Board of Directors believes you should vote to approve this transaction in advance of the May 18th special meeting.

As noted above, the Board has unanimously concluded that the proposed merger with AXA Financial is the best way to maximize the value of your investment in MONY. Additionally, if the merger is consummated, MONY policyholders will benefit from being part of a larger, more stable company.

PROFESSIONAL EXPERTS SUPPORT THE PROPOSED MERGER.

Professional stock analysts who follow MONY and the life insurance industry have concluded that AXA Financial’s offer provides fair value to MONY stockholders. Nearly seven months after the AXA Financial merger was first announced, no one has proposed an alternative of greater value to you. In fact, the fairness of the offer has been confirmed by recent transactions involving companies in the life insurance industry:

“We continue to believe that AXA Financial’s (AXA) offer of $31 is a fair price for the MONY Group (MNY) franchise, and our view has been confirmed by recent transactions. We see limited risk of a topping bid....” Vanessa Wilson, Deutsche Bank, March 23, 2004*

Further, the Delaware Chancery Court which was evaluating certain issues related to the merger noted the following in its written opinion:

“Again, the record shows the [MONY] Board acted reasonably in making its determination. . . . [T]he Board . . . determined that . . . AXA [Financial] was a ‘perfect fit,’ for MONY, and thus presented an offer that was the best price reasonably available to stockholders.” Vice Chancellor Lamb, Memorandum Opinion, dated February 17, 2004, In Re The MONY Group Inc. Shareholder Litigation.

HIGHFIELDS HOPES TO PROFIT WHILE YOU LOSE.

Certain dissident stockholders, including Highfields, have been vocal in urging MONY stockholders to oppose the merger with AXA Financial. As we have told you, a federal appeals court has enjoined certain of them from engaging in an illegal solicitation effort. We also have cautioned you that, unlike MONY’s Board of Directors, Highfields has no fiduciary obligations to you and is free to pursue its own agenda for MONY, even at your expense.

Highfields has repeatedly claimed that its interests are the same as MONY stockholders, but that is not true. Highfields did not tell you that Highfields stands to gain financially on a separate investment Highfields has made in bonds issued by AXA, AXA Financial’s parent, if the merger is not approved.

* Consent to use the above quotation has neither been sought from, nor given by, the author.

MONY has discovered that, as of February 17, 2004 Highfields had placed a $25 million to $30 million market “bet” that will enable Highfields to realize a profit on a “short” investment in the AXA bonds if MONY’s proposed merger with AXA Financial fails to win stockholder approval. In other words, MONY believes Highfields will profit on its $25 million to $30 million “bet” – while MONY stockholders, like you, will lose the right to receive approximately $31.33 to $31.35 in cash per share – and professional stock analysts have predicted that the market value of your MONY shares may fall.

Highfields is putting MONY stockholders like you at risk by urging you to exercise your appraisal rights without explaining the risks associated with exercising these rights.

There is no guarantee that the amount determined as fair value for MONY stock in any appraisal proceeding will be more than (or even equal to) the $31.00 per share, plus dividends, that will be paid in cash to MONY stockholders under the terms of the merger agreement with AXA Financial. In fact, the court may find that the fair value of MONY is less than $31.00 per share. Perhaps more importantly, it may take a considerable period of time before dissenters see any payment. Recently, the Delaware Court of Chancery decided an appraisal rights case that had been pending for twenty years.

VOTE “FOR” THE AXA FINANCIAL MERGER.

COMPLETE, SIGN, DATE AND MAIL YOUR PROXY CARD TODAY.

As noted, MONY’s merger agreement with AXA Financial has been amended to provide greater value for you.

The Board urges you to vote “FOR” adoption of the AXA Financial merger proposal today by completing, signing and dating the enclosed WHITE proxy card and returning it to us, using the postage-paid return envelope provided. As you know, MONY’s special stockholders’ meeting to consider and act on the AXA Financial merger proposal has been rescheduled for May 18. Therefore, we ask that you return the enclosed proxy promptly.

Vote the WHITE Proxy Card Today

Instructions for voting your shares are enclosed, along with your WHITE proxy card and postage-paid return envelope. If you need assistance in voting your shares by mail, telephone or internet, please call D. F. King & Co., Inc., which is assisting MONY in this transaction, toll-free at 1-800- 488-8075.

April 13, 2004

Important Legal Information: MONY has filed a revised definitive proxy statement and MONY intends to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the revised proxy statement regarding the acquisition, carefully in its entirety, because it contains important information about the proposed transaction. A revised definitive proxy statement has been sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain free copies of the revised definitive proxy statement, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s website at www.sec.gov. The revised definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by writing to Shareholder Services, MONY, 1740 Broadway, New York, NY 10019; Attn. John MacLane (jmaclane@mony.com), or to AXA Financial, 1290 Avenue of the Americas, New York, NY 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com). Forward-looking Statements: The foregoing contains forward-looking statements concerning MONY’s operations, economic performance, prospects and financial condition. Forward-looking statements include statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions and include all statements concerning MONY’s operations, economic performance, prospects and financial condition for 2004 and following years. MONY claims the protection afforded by the safe harbor for forward-looking statements as set forth in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to many risks and uncertainties. Actual results could differ materially from those anticipated by forward-looking statements due to a number of important factors including the following: satisfaction of the closing conditions set forth in the merger agreement among MONY, AXA Financial, Inc., and AIMA Acquisition Co., including approval of MONY’s shareholders and regulatory approvals; a significant delay in the expected completion of the contemplated merger; MONY could experience losses, including venture capital losses; MONY could be subjected to further downgrades by rating agencies of our senior debt ratings and the claims-paying and financial-strength ratings of our insurance subsidiaries; MONY could be required to take a goodwill impairment charge relating to its investment in Advest if the market deteriorates; MONY could have to accelerate amortization of deferred policy acquisition costs if market conditions deteriorate; MONY could be required to recognize in its earnings “other than temporary impairment” charges on its investments in fixed maturity and equity securities held by it; MONY could have to write off investments in certain securities if the issuers’ financial condition deteriorates; recent improvements in the equities markets may not be sustained into the future; actual death-claim experience could differ from MONY’s mortality assumptions; MONY could have liability from as-yet-unknown litigation and claims; larger settlements or judgments than we anticipate could result in pending cases due to unforeseen developments; and changes in laws, including tax laws, could affect the demand for MONY’s products. MONY does not undertake to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.